As filed with the Securities and Exchange Commission on April 22, 2025

Registration No. 333-197236

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION
STATEMENT NO. 333-197236

UNDER THE SECURITIES ACT OF 1933

MATERIALISE NV
(Exact Name of Registrant as Specified in Its Charter)

Kingdom of Belgium	Not Applicable

(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

Technologielaan 15
3001 Leuven
Belgium

+32 (16) 39 66 11
(Address of Principal Executive Offices) (Zip Code)

2007 Stock Warrant Plan

2013 Warrants Rules and Regulations

2014 Warrants Rules and Regulations

(Full Title of the Plans)

Materialise USA, LLC
44650 Helm Ct.
Plymouth, Michigan 48170
Attention: Chief Executive Officer

(Name and Address of Agent For Service)

(734) 259-6445

(Telephone Number, including area code, of agent for service)

Copies to: Per B. Chilstrom, Esq. Fenwick & West LLP 902 Broadway New York, New York 10010 (212) 430-2600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐1

EXPLANATORY NOTE

DEREGISTRATION OF CERTAIN SHARES

This Post-Effective Amendment (the “Post-Effective Amendment”) relates to the following registration statement (the “Registration Statement”) previously filed by Materialise NV, a Belgian limited liability company (the “Registrant”):

•	a Registration Statement on Form S-8 filed with the Securities and Exchange Commission on July 3, 2014 (Registration No. 333-197236) relating to the Registrant’s 2007 Stock Warrant Plan (the “2007 Plan”), 2013 Warrants Rules and Regulations (the “2013 Plan”) and 2014 Warrants Rules and Regulations (the “2014 Plan”).

The offerings under each of the 2007 Plan, the 2013 Plan and the 2014 Plan (collectively, the “Plans”) have terminated, no further awards will be made under the Plans and no awards previously granted under the Plans remain outstanding.  In accordance with the undertakings made by the Registrant in the Registration Statement, to remove from registration by means of a post-effective amendment any of the securities that remain unsold at the termination of the offering, the Post-Effective Amendment is being filed to remove from registration all of the ordinary shares, no nominal value per share of the Registrant (the “Shares”), previously registered for offering and sale by the Registrant pursuant to the Plans that remain unsold and unissued as of the date hereof, and the Registration Statement is hereby amended to reflect the deregistration of such Shares.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Leuven, Belgium, on the 22nd of April, 2025.

Materialise NV

By:	/s/ Brigitte de Vet-Veithen
Brigitte de Vet-Veithen
De Vet Management BV Chief Executive Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 of the Securities Act.